                                         Filed under Rule 424(c) of Regulation C
                                                      SEC File Number: 333-51685
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 1, 1998)
                            19,742,849 TOTAL SHARES

                              GENERAL MAGIC, INC.
                                  COMMON STOCK

     The information in this Prospectus Supplement concerning the Selling Stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus.

                              SELLING STOCKHOLDERS

     The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented as follows. On November 9, 1998, Grace Rhie transferred 3,000 shares, 1,000 shares and 200 shares of General Magic Common Stock to Peninsula Bible Church, Pneuma Chapel and The King's Academy, respectively. On December 31, 1998, Kyung Rhie transferred 200 shares and 4,000 shares of General Magic Common Stock to The King's Academy and International Outreach Council, respectively. On December 30, 1998, Grace Rhie transferred 2,000 shares and 1,000 shares of General Magic Common Stock to the Peninsula Bible Church and Pneuma Chapel, respectively. On January 12, 1999, Kyung Rhie transferred 2,500 shares, 1,000 shares and 1,500 shares of General Magic Common Stock to Peninsula Bible Church, Bible Study Fellowship and The Gideons International, respectively. Peninsula Bible Church, Pnuema Chapel, The King's Academy, International Outreach Council, Bible Study Fellowship and The Gideons International are collectively known as the "Charitable Entities." The Company has consented to the use of the Prospectus, as supplemented by this Prospectus Supplement, by the Charitable Entities in connection with the offer and sale of the shares of General Magic Common Stock owned by them. The table below lists each of the Charitable Entities, the number of shares of General Magic Common Stock which each of the foregoing owned as of March 1, 1999, the number of Shares subject to sale pursuant to this Registration Statement, and the number of the shares of General Magic Common Stock which each would own assuming that such number of Shares were offered and assuming the sale of all such Shares.

                                           SHARES BENEFICIALLY    SHARES OFFERED    SHARES BENEFICIALLY
                                             OWNED PRIOR TO          BY THIS            OWNED AFTER
         SELLING STOCKHOLDER(1)               THE OFFERING          PROSPECTUS        THE OFFERING(2)
         ----------------------            -------------------    --------------    -------------------
Peninsula Bible Church...................        7,500(3)             7,500                 --
Pneuma Chapel............................        2,000(3)             2,000                 --
International Outreach Council...........        4,000(3)             4,000                 --
The King's Academy.......................          400(3)               400                 --
Bible Study Fellowship...................        1,000(3)             1,000                 --
The Gideons International................        1,500(3)             1,500                 --
Grace S. Rhie............................            0(3)(4)(5)           0                 --
Kyung Rhie...............................            0(3)(4)(5)           0                 --

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(1) The persons named in the table have sole voting and investment power with respect to all shares of General Magic Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Assumes the sale of all shares offered hereby.

(3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. Pursuant to the Company's agreement with the NetPhonic Shareholders, the actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued upon any stock split, stock divided or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(4) Grace Rhie sold in open market transactions 57 of the 7,257 shares originally registered on the Registration Statement. Grace Rhie donated 7,200 of the shares originally registered on the Registration Statement to the Charitable Entities. Includes all shares held by Kyung H. Rhie, Ms. Rhie's spouse.

(5) Kyung Rhie sold in open market transactions 73,998 of the 83,198 shares originally registered on the Registration Statement. Kyung Rhie donated 9,200 of the shares originally registered on the Registration Statement to the Charitable Entities. Includes all shares held by Grace Rhie, Mr. Rhie's spouse.